Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3/A No. 333-138234 dated November 21, 2006, Form S-3/A No. 333-122699 dated April 4, 2005, Form S-3 No. 333-106604 dated June 27, 2003, Form S-3 No. 333-52820 dated December 27, 2000, Form S-8 No. 333-128291 dated September 13, 2005, Form S-8 No. 333-115940 dated May 27, 2004, Form S-8 No. 333-40674 dated June 30, 2000, and Form S-8 No. 333-92607 dated December 10, 1999) of Online Resources Corporation and in the related Prospectuses of our report dated March 15, 2007, with respect to the consolidated financial statements and schedule of Online Resources Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

McLean, Virginia
April 8, 2008